SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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ALLIANCE BANKSHARES CORPORATION

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Not Applicable

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14280 Park Meadow Drive
Chantilly, Virginia 20151

Dear Fellow Shareholders:

     You are cordially invited to attend the 2003 Annual Meeting of Shareholders of Alliance Bankshares Corporation. The meeting will be held on Wednesday, May 28, 2003, at 2:00 p.m. at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

     At the Annual Meeting, you will vote on the election of two Class A directors of Bankshares to serve for the next three years. Your Board of Directors supports these individuals and recommends that you VOTE FOR them as directors. You will also vote on the designation of Yount, Hyde & Barbour, P.C. as independent public accountants for Bankshares for 2003. The Board of Directors recommends that you VOTE FOR ratification of Yount, Hyde & Barbour, P.C. Finally, you will vote on the Restatement of the Alliance Bankshares Stock Option Plan. The Board of Directors recommends that you VOTE FOR the Restatement of the Alliance Bankshares Stock Option Plan.

     We hope you can attend the Annual Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you choose to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted. Your vote is important regardless of the number of shares you own!

     We look forward to seeing you at the Annual Meeting, and we appreciate your continued loyalty and support.

Very truly yours,

Thomas A. Young, Jr. President and Chief Executive Officer

ALLIANCE BANKSHARES CORPORATION
14280 Park Meadow Drive
Chantilly, Virginia 20151

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, May 28, 2003

     The 2003 Annual Meeting of Shareholders of Alliance Bankshares Corporation (“Bankshares”) will be held at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia on Wednesday, May, 28, 2003 at 2:00 p.m., for the following purposes:

1.	To elect two Class A directors to the Board of Directors of Bankshares to serve until the 2006 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this notice;

2.	To ratify the Board of Directors’ appointment of Yount, Hyde & Barbour, P.C. as Bankshares’ independent public accountants for the fiscal year ending December 31, 2003;

3.	To approve the Restatement of the Alliance Bankshares Stock Option Plan; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on April 24, 2003, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Paul M. Harbolick, Jr. Executive Vice President, CFO & Secretary

May 2, 2003

IMPORTANT NOTICE

     Please complete, sign, date, and return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the meeting. Shareholders attending the meeting may personally vote on all matters that are considered, in which event their signed proxies are revoked.

ALLIANCE BANKSHARES CORPORATION
14280 Park Meadow Drive
Chantilly, Virginia 20151

PROXY STATEMENT
2003 ANNUAL MEETING OF SHAREHOLDERS

GENERAL

     The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors of the enclosed proxy to be used at the 2003 Annual Meeting of the Shareholders (the “Annual Meeting”) of Alliance Bankshares Corporation (“Bankshares”) to be held Wednesday, May 28, 2003, at 2:00 p.m. at the Fair Lakes Hyatt in Fairfax, Virginia. The approximate mailing date of this Proxy Statement and accompanying proxy is May 2, 2003.

Revocation and Voting of Proxies

     Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with Bankshares or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to a proposal, the proxy will be voted FOR the director nominees named in proposal 1, FOR proposal 2 and FOR proposal 3, as set forth in the accompanying notice and further described herein.

Voting Rights of Shareholders

     Only those shareholders of record at the close of business on April 24, 2003, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of common stock of Bankshares outstanding and entitled to vote at the Annual Meeting is 2,134,452. Bankshares has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Each share of Bankshares common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

     With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving a plurality of the votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect. Approval of any other matter requires an affirmative vote of a majority of the shares cast on the matter. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining the presence or absence of a quorum for the transaction of business, they are generally not counted for purposes of determining whether such matter has been approved, and therefore have no effect.

Solicitation of Proxies

     The cost of solicitation of proxies will be borne by Bankshares. Solicitations will be made only by the use of the mail, except that officers and regular employees of Bankshares and the Bank may make solicitations of proxies by telephone or letter, acting without compensation other than their regular compensation. We anticipate that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and Bankshares will reimburse them for their charges and expenses in this connection.

Security Ownership of Certain Beneficial Owners and Management

     The following table shows the share ownership as of April 24, 2003, of the shareholders known to Bankshares to be the beneficial owners of more than 5% of Bankshares’ common stock, par value $4 per share, which is Bankshares’ only voting security outstanding.

	Amount and Nature
Name and Address	of Beneficial	Percent
of Beneficial Owner	Ownership(1)	of Class

Banc Fund V L.P. & Banc Fund VI L.P.	121,300 (2)	5.68% (2)
208 S. LaSalle Street Chicago, IL 60604
George S. Webb	154,350 (3)	6.55%
Chantilly, VA

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.

(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003 jointly by Banc Fund IV L.P., Banc Fund V L.P. and Banc Fund VI L.P. According to this Schedule 13G, Banc Fund V L.P. has sole voting and investment power with respect to 114,800 of these shares, and Banc Fund VI L.P. has sole voting and investment power with respect to 6,500 of these shares.

(3)	Includes 19,350 shares issuable upon the exercise of currently exercisable stock options.

     The following table shows as of April 24, 2003 the beneficial ownership of Bankshares’ common stock of each director, director nominee, certain executive officers and of all directors, director nominees, and executive officers of Bankshares as a group.

Name	Number of Shares (1)	Percentage Ownership (2)

Dr. Michael J. Bermel	73,350	3.11%
Thomas P. Danaher	45,350(3)	1.92%
William M. Drohan	40,260(3)	1.71%
Frank H. Grace, III	8,313(4)	*
Lawrence N. Grant	46,206(3)	1.96%
Paul M. Harbolick, Jr.	14,600(5)	*
Harvey E. Johnson, Jr.	49,100(3)	2.08%
Serina Moy	41,310(3)	1.75%
Craig W. Sacknoff	32,500(6)	1.38%
Robert H. Turley	2,250(7)	*
George S. Webb	154,350(3)	6.55%
Robert G. Weyers	58,600(3)	2.49%
Thomas A. Young, Jr.	34,190(8)	1.45%
All directors & executive officers as a group (13)	600,379(9)	25.48%

*	Represents less than 1% of Bankshares’ total shares of common stock outstanding.

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provision of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership within sixty days. Beneficial ownership also includes any shares held in the name of an individual’s spouse, minor children or other relatives living in the individual’s home.

(2)	The ownership percentage of each individual is calculated based on the total of 2,134,452 shares of common stock that were outstanding as of April 24, 2003, plus the number of shares that can be issued to the individual within sixty days of April 24, 2003 upon the exercise of stock options held by the individual. Shares of common stock that are subject to exercisable stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by any person or group but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.

(3)	Includes 19,350 shares issuable upon the exercise of currently exercisable stock options.

(4)	Includes 7,313 shares issuable upon the exercise of currently exercisable stock options.

(5)	Includes 12,750 shares issuable upon the exercise of currently exercisable stock options.

(6)	Includes 20,000 shares issuable upon the exercise of currently exercisable stock options.

(7)	Includes 2,250 shares issuable upon the exercise of currently exercisable stock options.

(8)	Includes 25,000 shares issuable upon the exercise of currently exercisable stock options.

(9)	Includes 222,113 shares issuable upon the exercise of currently exercisable stock options.

PROPOSAL ONE
ELECTION OF DIRECTORS

     The Board is divided into three classes (A, B, and C) of directors. The term of office for Class A directors will expire at the Annual Meeting. The two persons named below, each of whom currently serves as a Class A director of Bankshares, will be nominated to serve as Class A directors. If elected, the Class A nominees will serve until the 2006 Annual Meeting of Shareholders. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Board.

     Certain information concerning the nominees for election at the Annual Meeting as Class A directors is set forth below, as well as certain information about the Class B and C directors, who will continue in office until the 2004 and 2005 Annual Meetings of Shareholders, respectively.

Nominees for Election of Directors

Name (Age)	Principal Occupation During Past Five Years

Class A Nominees
Harvey E. Johnson, Jr. (64)	Mr. Johnson, a resident of Arlington, Virginia, is a Certified Public Accountant and has been in public accounting for 37 years. He currently owns his own CPA practice in Arlington, Virginia. He has been a director since 1996, and his current term of office as a director expires at the 2003 Annual Meeting.

Robert G. Weyers (66)	Mr. Weyers is the owner and President of KBR Corporation, a commercial and industrial renovation company doing business in the Washington, D.C. metropolitan area for the past 28 years. Mr. Weyers resides in Fairfax Station, Virginia. He has been a director since 1996, and his current term of office as a director expires at the 2003 Annual Meeting.

Existing Directors

Name (Age)	Principal Occupation During Past Five Years

Class B Directors
Thomas P. Danaher (74)	Chairman of the Bank’s Board of Directors, Mr. Danaher is the founder of Danaher Insurance, a general insurance agency located in Annandale, Virginia. He is Past President of the Northern Virginia Association of Insurance Agents and has served on agent advisory boards for three major companies. He is an active member of the Service Corps of Retired Executives, Small Business Administration (“SBA”) and lectures on business insurance at SBA workshops. Mr. Danaher resides in Alexandria, Virginia. He has been a director since 1997, and his current term of office as a director will expire in 2004.

William M. Drohan (48)	Mr. Drohan, a resident of Great Falls, Virginia, is the President of the Drohan Management Group, an association management and consulting firm. Mr. Drohan formerly served as Executive Director of the National Association of State Credit Union Supervisors. He serves on the Board of Directors of both the American Society of Association Executives (the “ASAE”) and the ASAE Association Management Company Section and is a member of the Greater Washington Society of Association Executives and the Reston Chamber of Commerce. He has been a director since 1997, and his current term of office as a director will expire in 2004.

George S. Webb (61)	Mr. Webb, a resident of Fairfax, Virginia, is the owner and President of the Airston Group, a home building company dedicated to construction of quality homes and personal attention to their homeowners in Fairfax and Prince William Counties and the City of Alexandria. The Airston Group, which Mr. Webb started in 1976, has won several awards for quality, design and innovation. Mr. Webb is very active in Northern Virginia real estate and is a member of the Northern Virginia Building Association and the National Association of Home Builders. He has been a director since 1997, and his current term of office as a director will expire in 2004.

Class C Directors

Lawrence N. Grant, CLUR, CPCU (63)	Mr. Grant founded the Independent Insurance Center, Inc., which writes property and casualty, bonding, life and health coverage for commercial and personal clients, specializing in contractors, restaurants, auto services, and high tech companies, with offices in Leesburg and Winchester, Virginia. Mr. Grant is also President of Fire Mark Insurance Associates, Inc. and serves on the Board of Directors of Associated Risk Managers of Virginia, Inc. Mr. Grant resides in Leesburg, Virginia. He has been a director since 1996, and his current term of office as a director will expire in 2005.

Serina Moy (48)	Ms. Moy, a resident of Silver Spring, Maryland, is a principal in Moy, Cheung & Company, a local accounting firm. She is a member of an IRS Focus Group working on improving IRS programs and services, a member of the advisory council to the SBA and an advisor to the Federal Government Single Web Site on the Internet. Ms. Moy serves as advisory counsel for a number of Chinese trade and non-profit organizations in the United States. She has been a director since 1997, and her current term of office as a director will expire in 2005.

Thomas A. Young, Jr. (51)	Mr. Young was named President and CEO of the Bank in December 2000. Prior to this appointment, Mr. Young served as interim President since October 2000. Mr. Young’s initial role with the Bank was as a Senior Vice President and Lender starting in August 1998. Prior to joining the bank, Mr. Young worked at First Union after its acquisition of Signet Bank in November 1997. From October 1983 to November 1997, he served as a Vice President/Commercial Lender for Signet Bank. Mr. Young has over 32 years of experience in banking and currently resides in Manassas, Virginia. He has been a director since 2002, and his current term of office as a director will expire in 2005.

(1)	Refers to the year in which the director was first elected to the Board of Directors of the Bank (a predecessor corporation to Bankshares).

     The Board of Directors is not aware of any family relationship between any director, executive officer or person nominated by Bankshares to become director; nor is the Board of Directors aware of any involvement in legal proceedings that would be material to an evaluation of the ability or integrity of any director, executive officer, or person nominated to become a director. Unless authority for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTORS NOMINATED TO SERVE AS CLASS A DIRECTORS.

Board Committees and Attendance

     During 2002, there were 12 meetings of the Board of Directors of the Bank, the predecessor company to Bankshares. Subsequent to the reorganization, there were 5 meetings of the Board of Directors of Bankshares. Each director attended at least 75% of all meetings of the Boards and committees on which he or she served. The Board of Directors of Bankshares has standing Audit and Compensation Committees. The Board of Directors as a whole acts as the nominating committee for nominees to be voted on for election as directors. The Board of Directors does not accept nominations for directors from shareholders.

     Members of Bankshares’ Compensation Committee are Messrs. Weyers, Bermel, Grant and Danaher. The Compensation Committee recommends the level of compensation of each officer of Bankshares and the Bank, the granting of stock options, employment agreements and other employee remuneration plans to the Board of Directors. The Compensation Committee met twice during 2002.

     Members of Bankshares’ Audit Committee are Messrs. Johnson, Danaher, Drohan and Ms. Moy. The Audit Committee reviews and approves various audit functions including the year-end audit performed by Bankshares’ independent public accountants. The Audit Committee met twice during 2002. See Report of the Audit Committee on page 12.

Directors’ Compensation

     Effective January 2002, non-employee directors receive a monthly fee of $400 for service on Bankshares’ Board of Directors. Additionally, non-employee directors who are members of the Board’s Loan Committee receive a fee of $100 per Loan Committee meeting attended.

     On September 15, 1999, each non-employee director was granted a non-qualified option to purchase 18,000 common shares at $6.67 per share. On June 26, 2002, each non-employee director was granted a non-qualified option to purchase 1,350 common shares at $8.00 per share. These options were granted as part of and pursuant to the Bank’s 1999 Stock Option Plan, which was approved by the Bank’s shareholders and has been assumed by Bankshares (as discussed below). The options have performance-based vesting schedules and were fully vested as of December 31, 2002.

Executive Officers

     Certain information concerning executive officers of Bankshares who are not directors is set forth below. Information with respect to Mr. Young is provided on page 5.

Previous Principal Occupation
Name (Age)	Current Position	During Past Five Years

Paul M. Harbolick, Jr., CPA (43)	Executive Vice President and Chief Financial Officer of Bankshares and the Bank since October 1999.	Mr. Harbolick has 22 years of financial management experience. He served as an Accounting Manager for Freddie Mac from March 1997 to October 1999. He was a Vice President with George Mason Bank from 1995 to 1997.

Frank H. Grace, III (43)	Senior Vice President of Bankshares since December 1999.	Mr. Grace has over 23 years of banking experience. Prior to joining Alliance, he spent 15 years with First Union Corporation and its predecessor organizations. Mr. Grace oversees the Private Client Services offered by Alliance Bank. Mr. Grace is licensed under a Series 7 arrangement to offer securities and brokerage advice to customers under a dual employment agreement with LPL. He is active in community affairs and serves in an officer capacity on several non-profits.

Craig W. Sacknoff (52)	Senior Vice President and Lender of Bankshares since July 1998.	Mr. Sacknoff served as Vice President/Commercial Lending of Patriot National Bank from 1991 to 1998. Mr. Sacknoff has over 33 years of experience in banking including commercial, construction, mortgage and retail positions.

Robert H. Turley (41)	President of Alliance Home Funding, LLC since May 2001.	Mr. Turley was previously the owner and CEO of Turbo Financial Services, a licensed mortgage banker. He has over 22 years of experience in mortgage finance.

Interest of Management in Certain Transactions

     Bankshares grants loans and letters of credit to its executive officers, directors and their affiliated entities. Such loans are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons, and, in the opinion of management, do not involve more than normal risk or present other unfavorable features.

     The aggregate amount of such loans outstanding at December 31, 2002 and 2001 was approximately $914,000 and $899,000 respectively. During 2002, new loans and line of credit advances to such related parties amounted to $760,000 and payments amounted to $746,000.

     Bankshares’ leasehold improvements were performed by construction companies, which are owned and operated by members of the Board of Directors. Total leasehold improvement costs incurred under the contract were $279,000 and $170,000, respectively as of December 31, 2002 and 2001 and $147,000 of current year costs were reimbursed to Bankshares by the landlord as tenant improvements.

     Bankshares maintains deposit accounts with some of its executive officers, directors and their affiliated entities. Such deposit accounts at December 31, 2002 and 2001 amounted to $5,341,000 and $7,609,000, respectively.

Executive Compensation

     Summary of Cash and Certain Other Compensations. The following table shows the cash and non-cash compensation paid to Mr. Thomas A. Young, Jr., President and Chief Executive Officer of Bankshares, and Bankshares’ next four most highly compensated executive officers for 2002, 2001 and 2000.

					Long-term
					Compensation

	Annual Compensation (1)				Awards

					Securities
					Underlying	All Other
Name and Principal Position	Year		Salary	Bonus	Options (#)	Compensation (3)

Thomas A Young, Jr.	2002		$140,994	$86,820	10,000	$4,164
President and CEO	2001		$110,087	$33,350	—	$2,745
	2000		$90,098	$18,000	15,000	—
Paul M. Harbolick, Jr.	2002		$98,965	$40,000	5,000	$3,284
Executive Vice President	2001		$90,128	$27,000	—	$1,224
	2000		$81,951	$17,500	12,000	—
Frank H. Grace, III	2002		$115,701	$24,500	4,000	$3,140
Senior Vice President	2001		$137,327	$10,000	—	$1,432
	2000		$93,513	$7,083	9,750	—
Craig W. Sacknoff	2002		$106,382	$36,500	5,000	$2,876
Senior Vice President	2001		$98,650	$26,000	—	$1,331
	2000		$94,969	$20,000	15,000	—
Robert H. Turley	2002		$144,302	$22,000	3,000	—
President, Alliance Home Funding, LLC	2001	(2)	$79,862	—	3,000	—

(1)	Certain individuals also receive automobile allowances and other perquisites. For each executive officer named above, the value of these items did not exceed the lesser of $50,000 or 10% of the individual’s salary and bonus.

(2)	Mr. Turley joined the company in May 2001.

(3)	“All Other Compensation” consists entirely of matching contributions made under the Bank’s 401(k) plan for Messrs. Harbolick, Grace and Sacknoff. For Mr. Young, “All Other Compensation” for 2002 and 2001, respectively, consists of $2,890 and $1,471 matching contributions under the 401(k) plan; and $1,274 contribution for supplemental insurance for each year. The Bank did not make 401(k) plan matching contributions for any of these individuals in 2000.

     Stock Options and SAR. The following table shows all grants of options to Messrs. Young, Harbolick, Grace, Sacknoff and Turley during 2002:

	Option/SAR Grants in Last Fiscal Year
	Individual Grants

	Number of	% of Total Options
	Securities	Granted to	Exercise or
	Underlying Options	Employees in Fiscal	Base Price	Expiration
Name	Granted (#)	Year	($/Sh)	Date

Thomas A. Young, Jr.(1)	10,000	29.0%	$8.00	6/26/12
Paul M. Harbolick, Jr.(2)	5,000	14.5%	$8.00	6/26/12
Frank H. Grace, III (3)	4,000	11.6%	$10.30	11/21/12
Craig W. Sacknoff(1)	5,000	14.5%	$8.00	6/26/12
Robert H. Turley(3)	3,000	8.7%	$10.30	11/21/12

(1)	Grants for Messrs. Young and Sacknoff vested in full on the grant date.

(2)	The grant for Mr. Harbolick was 75% vested on the grant date with the remaining portion vests subject to Bankshares’ achieving certain performance criteria.

(3)	Grants for Messrs. Grace and Turley vest in four equal annual installments beginning one year from the date of grant.

     Option/SAR Exercises and Holdings. The following table shows stock options exercised by Messrs. Young, Harbolick, Grace, Sacknoff and Turley in 2002.

Number of
Unexercised
			Options at	Value of Unexercised
			December 31, 2002	In-the-Money Options
	Shares Acquired on		Exercisable/	at December 31, 2002 (1)
Name	Exercise (#)	Value Realized ($)	Unexercisable	Exercisable/Unexercisable

Thomas A. Young, Jr.	—	—	25,000/0	$83,950/$0
Paul M. Harbolick, Jr.	—	—	12,750/4,250	$41,640/$13,880
Craig W. Sacknoff	—	—	20,000/0	$71,150/$0
Frank H. Grace, III	—	—	7,313/6,438	$26,218/$9,779
Robert H. Turley	—	—	2,250/3,750	$7,268/$3,203

(1)	Value represents the difference between the fair market value and the exercise price for the unexercised options at December 31, 2002.

Employment and Change in Control Agreements

     The company entered into employment agreements with senior executives of Bankshares, the Bank and Alliance Home Funding, LLC in March 2003. The following is a summary of the key provisions of those agreements.

     Thomas A. Young, Jr., President & CEO of Bankshares and the Bank, has a three year contract with an annual automatic renewal subject to a requirement of sixty days’ notice in the event of nonrenewal. The contract provides for a base salary of $175,000 with an opportunity for a bonus at the discretion of the Board of Directors. Mr. Young is eligible for the usual and customary employee benefits from the company including life and disability insurance. In addition, the contract provides that the company will lease a car for Mr. Young with a lease payment of up to $750 per month. If Mr. Young’s employment terminates other than for cause (as defined in the contact), Mr. Young will be entitled to continue receiving his then current salary for the greater of the remainder of his contract or twelve months. If Mr. Young’s employment terminates other than for cause within one year after a change in control (as defined in the contract), Mr. Young may receive up to 2.99 times his annual salary then in effect. Additionally, Mr. Young is subject to a non-compete agreement for a period of twelve months following termination of his employment.

     Paul M. Harbolick, Jr., Executive Vice President & CFO of Bankshares and the Bank, has a one-year contract with an annual automatic renewal subject to a requirement of sixty days’ notice in the event of nonrenewal. The contract provides for a base salary of $112,000 with an opportunity for a bonus at the discretion of the Board of Directors. Mr. Harbolick is eligible for the usual and customary employee benefits from the company including life and disability insurance. In addition, the contract provides that the company will provide a country club allowance for Mr. Harbolick of up to $375 per month. If Mr. Harbolick’s employment terminates other than for cause (as defined in the contact), Mr. Harbolick will be entitled to continue receiving his then current salary for the greater of the remainder of his contract or twelve months. If Mr. Harbolick’s employment terminates other than for cause within one year after a change in control (as defined in the contract), Mr. Harbolick may receive up to twenty four months of his annual salary then in effect. Additionally, Mr. Harbolick is subject to a non-compete agreement for a period of twelve months following termination of his employment.

     Craig W. Sacknoff, Senior Vice President of Bankshares and the Bank, has a one-year contract with an annual automatic renewal subject to a requirement of sixty days’ notice in the event of nonrenewal. The contract provides for a base salary of $115,130 with an opportunity for a bonus at the discretion of the Board of Directors. Mr. Sacknoff is eligible for the usual and customary employee benefits from the company including life and disability insurance. In addition, the contract provides that the company will lease a car for Mr. Sacknoff with a lease payment of up to $615 per month. If Mr. Sacknoff’s employment terminates other than for cause (as defined in the contact), Mr. Sacknoff will be entitled to continue receiving his then current salary for the greater of the remainder of his contract or twelve months. If Mr. Sacknoff’s employment terminates other than for cause within one year after a change in control (as defined in the contract), Mr. Sacknoff may receive up to eighteen months of his annual salary then in effect. Additionally, Mr. Sacknoff is subject to a non-compete agreement for a period of twelve months following termination of his employment.

     Robert H. Turley, President of Alliance Home Funding, LLC, has a one-year contract with an annual automatic renewal subject to a requirement of sixty days’ notice in the event of nonrenewal. The contract provides for a base salary of $120,000 with an opportunity for a bonus at the discretion of the Board of Directors. Mr. Turley is eligible for the usual and customary employee benefits from the company including life and disability insurance. In addition, the contract provides that the company will provide Mr. Turley with an automobile allowance of up to $500 per month. If Mr. Turley’s employment terminates other than for cause (as defined in the contact), Mr. Turley will be entitled to continue receiving his then current salary for the greater of the remainder of his contract or twelve months. If Mr. Turley’s employment terminates other than for cause within one year after a change in control (as defined in the contract), Mr. Turley may receive up to eighteen months of his annual salary in the event of a change of control. Additionally, Mr. Turley is subject to a non-compete agreement for a period of twelve months following termination of his employment.

Report of the Audit Committee

     The Audit Committee of the Board of Directors of Bankshares (the “Board”) consists entirely of directors who meet the current independence requirements of Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. During the past year, the Sarbanes-Oxley Act of 2002 added a number of provisions to federal law to strengthen the authority and increase the responsibility of corporate audit committees. Related rules concerning audit committee structure, membership, authority and responsibility have been proposed by The NASDAQ Stock Market, Inc. and will apply to Bankshares if and when they are finally adopted.

     The Audit Committee assists the Board in overseeing and monitoring the integrity of Bankshares’ financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The charter is presently under review, and it is expected that the Board, with the recommendation of the Audit Committee, will amend the charter later this year to reflect the relevant provisions of the Sarbanes-Oxley Act and related NASDAQ rules.

     The Audit Committee is responsible for overseeing Bankshares’ overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2002, the Audit Committee:

•	Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2002 with management and Yount, Hyde & Barbour, P.C. (“YHB”), Bankshares’ independent accountants;

•	Discussed with management and YHB the adequacy of Bankshares’ system of internal controls;

•	Discussed with YHB the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received written disclosures and the letter from YHB regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with YHB its independence.

     The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.

     As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Bankshares’ financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of Bankshares’ financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

     Based on the Audit Committee’s review of the audited financial statements and discussions with management and Yount, Hyde & Barbour, P.C., the Audit Committee recommended to the Board that the audited financial statements be included in Bankshares’ Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Audit Committee

Harvey E. Johnson, Jr. Chairman
Serina Moy, Co-Chairman
Thomas P. Danaher
William M. Drohan

Principal Accounting Fees

     Yount, Hyde & Barbour, P.C. billed the following amounts for services provided to Bankshares during fiscal year 2002:

Audit Fees	$29,508
Financial Information System Design and Implementation Fees	—
All Other Fees	$7,729

     The Audit Committee considers the provision of all of the above services to be compatible with the maintenance of the independence of Yount, Hyde & Barbour, P.C.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers, and 10% beneficial owners of Bankshares’ common stock to file reports concerning their ownership of common stock. Due to an administrative oversight, Bankshares’ officers and directors have not yet complied with these filing requirements under Section 16(a) of the Securities Exchange Act of 1934. The appropriate Forms 3, 4 and 5 for each director and executive officer required to file these forms are being prepared at the present time and will be filed in the near future.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     On the recommendation of the Audit Committee, the Board of Directors has appointed Yount, Hyde & Barbour, P.C. as Bankshares’ independent auditors for the fiscal year ending December 31, 2003, subject to ratification by shareholders at the Annual Meeting. Yount, Hyde & Barbour, P.C. rendered audit services to Bankshares during the fiscal year ended December 31, 2002. These services consisted primarily of the examination and audit of Bankshares’ financial statements, tax reporting assistance, and other audit and accounting matters.

     Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to your questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF YOUNT HYDE & BARBOUR, P.C., AS BANKSHARES’ INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

PROPOSAL THREE
APPROVAL OF INCREASE IN AUTHORIZED SHARES UNDER THE
STOCK OPTION PLAN AND PLAN AMENDMENT AND RESTATEMENT

     The Board of Directors proposes that the shareholders approve an increase in authorized shares under the Alliance Bank Corporation Stock Option Plan and amendment and restatement of the plan, as described below. Effective March 24, 1999, Alliance Bank Corporation (the “Bank”) adopted an amended and restated incentive compensation plan for itself, known as the “Alliance Bank Corporation Stock Option Plan” (the “Option Plan”), which was approved by shareholders of the Bank on June 30, 1999.

     Effective July 26, 2002, Alliance Bankshares Corporation (“Bankshares”) assumed both the Option Plan and the outstanding options issued under the Option Plan in connection with the reorganization by which Bankshares became the holding company for the Bank pursuant to an Agreement Plan of Reorganization dated as of May 22, 2002 and a related Plan of Share Exchange.

     The Option Plan as adopted effective March 24, 1999 and approved by shareholders authorized the issuance of up to 242,000 shares of Bank common stock. In connection with the formation of Bankshares, Bankshares assumed the Option Plan and provided that options under the Option Plan would be considered options to acquire Bankshares common stock. Due to a 3 for 2 stock dividend, the number of shares of Bankshares common stock authorized the issuance under the Option Plan is now 363,000.

     The Option Plan has been amended and restated by Bankshares effective March 25, 2003 as the “Alliance Bankshares Corporation Stock Option Plan”, subject to approval of the same by the affirmative vote of holders of a majority of Bankshares’ common stock in accordance with applicable laws. The restated Option Plan provides, among other things, for (1) increasing the number of shares of Bankshares’ common stock, par value $4.00 per share, authorized for issuance under the Option Plan by 200,000 shares, (2) eliminating the minimum option exercise price per share of 100% of the book value per share (which is a limitation imposed with respect to options for shares of stock of Virginia banks, but not on bank holding companies), (3) granting options to key employees, consultants and members of the Board of Directors of Bankshares and any other corporation, including the Bank, at least 50% of the total combined voting power of all classes of stock of which is owned by Bankshares (a “Subsidiary”), either directly or through one or more of its Subsidiaries, as provided in this document, and (4) adding an annual limit on the number of shares of common stock for which options may be granted under the Option Plan to any one person to 50,000 in a calendar year.

     No Awards in excess of those originally authorized under the Option Plan have been granted to date.

     The following description of the Option Plan is qualified in its entirety by reference to the Option Plan, a copy which may be obtained by request delivered to the Secretary of Bankshares at the address set forth on the Notice of Meeting and Proxy Statement. A copy of the Option Plan is also available for inspection at Bankshares’ principal office at 14280 Park Meadow Drive, Chantilly, Virginia (telephone number (703) 814-7200) from May 5 to May 28, 2003, Monday through Friday, from 9:00 a.m. until 5:00 p.m. each day.

     All statements made herein regarding the Option Plan, which are only intended to summarize the Option Plan, are qualified in their entirety by reference to the Option Plan as restated effective March 25, 2003.

     The number of key employees, consultants and Board members anticipated currently to be eligible to receive grants under the Option Plan is twenty-five.

     Purpose: The primary purpose of the Option Plan is to advance the interests of Bankshares and its shareholders by providing incentives to key employees, consultants and members of the Board of Directors of Bankshares, the Bank and any other Subsidiary that will promote the identification of their personal interests with the long-term financial success of Bankshares and with growth in shareholder value. By encouraging such stock ownership, Bankshares seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to key employees, consultants and directors of Bankshares, the Bank and any other Subsidiary to promote the success of the business as measured by the value of its shares, and to increase the commonality of interest among key employees, directors and consultants and other shareholders. The Option Plan was designed to provide flexibility to Bankshares in its ability to motivate, attract, and retain the services of employees and directors upon whose effort the successful conduct of its operation is largely dependent.

     Administration: The Option Plan is administered by the Board (which terms refers to the Board of Directors of Bankshares unless otherwise noted) acting upon recommendations made by the Stock Option Committee (the “Committee”) appointed by the Board. The Committee consists of up to seven (7) members, all of whom are Board members and one of whom is a member of the Personnel Committee of the Board. The Board is responsible for construing and interpreting the Option Plan upon the advice and recommendations of the Committee. The Board is authorized to adopt rules for the administration of the Option Plan consistent with the terms of the Option Plan. The Committee may adopt such further rules as it deems necessary consistent with the rules adopted by the Board. Bankshares will indemnify and hold harmless the members of the Committee and the Board for all actions taken in good faith in connection with the administration of the Option Plan.

     Awards under the Option Plan will be made pursuant to a written agreement between Bankshares and the recipient of the award (the “Agreement”). The Agreement will contain such provisions as the Board, acting upon the recommendation of the Stock Option Committee, shall determine.

     Eligibility: The persons eligible to participate in the Option Plan include directors of Bankshares, key employees and consultants of Bankshares, the Bank and any other Subsidiary who are selected for participation by the Board acting upon recommendation of the Committee.

     Common Stock Subject to the Option Plan: Currently, stock options for a maximum of 216,000 shares of the common stock may be granted in total under the Option Plan to members of the Board of Directors of the Bank, and stock options for a maximum of 147,000 shares of the common stock may be granted in total under the Option Plan to key employees and consultants of the Bank. If the amendment discussed above increasing the number of authorized shares of common stock is approved and the restatement of the Option Plan is approved, stock options may be granted to key employees, consultants and Board of Directors members of Bankshares, the Bank and any other Subsidiary for a maximum of 563,000 shares of the common stock, without regard to the grantee’s position or classification.

     The number of shares subject to the Option Plan and to outstanding options under the Option Plan are subject to adjustment by the Board if the common stock is affected by an extraordinary corporate transaction such as a reorganization, merger, consolidation, recapitalization, restructuring or other distribution, stock split, spin-off or sale of substantially all of the Bank’s assets.

     Description of Stock Options. Stock options may be either Incentive Stock Options (“ISOs”) qualifying under Internal Revenue Code Section 422 or options not intended to qualify as ISOs (“Nonqualified Options”). The exercise price of any stock option issued under the Option Plan may be no less than the fair market value of the common stock subject to the option as determined in good faith by the Board acting upon recommendation of the Committee. Under the Option Plan as restated, the minimum exercise price of the book value of the common stock as shown on the most recent published statement of the financial condition prior to the date of the option grant is eliminated.

     The Option Plan provides that the Board acting upon recommendation of the Committee shall have discretion to determine the option term (subject to a 10 year maximum) and the schedule for the besting of options awarded under the Option Plan. Stock options may not be exercised until vested. Unless otherwise provided by the Committee in connection with making or amending an option grant, stock options shall terminate immediately if a grantee’s employment or service with Bankshares, the Bank and any other Subsidiary is terminated for cause, 12 months following termination due to death or disability and 3 months following termination of employment or service with Bankshares, the Bank and any other Subsidiary for any other reason, but no later than the end of the stated option term.

     The options are not transferable by the participant, other than by the participant’s will or the laws of descent distribution. An exception is provided at the discretion of the Committee for transfers by gift of Nonqualified Options to certain family members or family trusts. A participant has no rights as a shareholder until common stock is distributed after the exercise of any option granted under the Option Plan, the payment of the exercise price, and the satisfaction of any tax obligations.

     ISOs are subject to additional restrictions. ISOs may be granted only to employees of Bankshares, the Bank and any other Subsidiary. ISOs granted to holders of at least 10% of Bankshares’ common stock may have exercise prices of no less than 110% of the fair market value of Bankshares’ common stock at the grant date and may have terms of no greater than 5 years. The value of stock (measured at date of grant) subject to ISOs which are first exercisable by any individual during any one calendar year may not exceed $100,000.

     The maximum number of shares of common stock for which any participant may be granted options under the Option Plan in any calendar year is 50,000.

     Securities Authorized For Issuance Under Equity Compensation Plans: The following table sets forth information as of December 31, 2002 with respect to certain compensation plans under which equity securities of Bankshares are authorized for issuance, determined without regard to the increase in the proposed authorized shares under the Option Plan from 363,000 to 563,000.

Number of
	securities to be		Number of securities
	issued upon	Weighted-average	remaining available for
	exercise of	exercise price of	future issuance under equity
	outstanding	outstanding	compensation plans
	options, warrants	options, warrants	(excluding securities
Plan Category	and rights (a)	and rights (b)	reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	341,775	$6.94	21,225

Equity compensation plans not approved by shareholders	—	—	—

Total	341,775	$6.94	21,225

(1)	The 1999 Stock Option Plan (the “Option Plan”) was approved by the Bank’s shareholders and became effective on March 24, 1999. After adjusting for the Bank’s three-for-two stock split in October 2001, the Option Plan makes available an aggregate of 363,000 shares of common stock for awards to key employees, consultants and directors of the bank and any subsidiaries in the form of stock options or warrants. As of April 24, 2003, awards for the issuance of 354,775 shares of common stock have been granted under the Option Plan.

     Amendment and Termination. The Option Plan may be amended, altered or discontinued by the Board at any time. However, no such amendment may impair the rights of any option holder, unless it is with the consent of the option holder. Further, the Option Plan may not be amended without the approval of a majority of Bankshares’ shareholders to increase the number of shares of Bankshares’ common stock that may be subject to stock options under the Option Plan or as otherwise required by law (including Internal Revenue Code Section 422 regarding incentive stock options) or any applicable rule or regulation of any regulatory body which is applicable to Bankshares and the Option Plan.

     Federal Tax Consequences. The following is a brief summary of the tax consequences of the grant and exercise of stock options under the Federal income tax laws. This summary does not, among other things, purport to describe state or local tax consequences or to describe all federal income tax consequences.

     Recipients of ISOs generally are not subject to income tax at the time the option is granted or exercised. However, upon the exercise of any ISO, any excess of the fair market value of shares received over the exercise price may be subject to the alternative minimum tax. Upon disposition of any shares obtained through the exercise of an ISO, long-term capital gain or loss will be recognized in any amount equal to the difference between the sales price and the aggregate exercise price, provided that the participant has held the shares for at least one year from the date the ISO was exercised and at least two years from the date the ISO was granted. If the participant disposes of the shares within that time period (a “Disqualifying Disposition”), the participant will recognize ordinary income to the extent of the difference between the exercise price and the lesser of the fair market value on the date the ISO is exercised or the amount realized on the Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on the period the shares were held by the participant. Neither Bankshares, the Bank nor any other Subsidiary employing the participant is entitled to any tax deduction upon either the exercise of any such ISO or upon any subsequent disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income pursuant to a Disqualifying Disposition.

     A participant receiving Nonqualified Options does not recognize income at the time the option is granted. However, when the option is exercised, the participant will recognize ordinary income equal to the difference between the fair market value of the shares on the exercise date and the exercise price. Bankshares, Bank or other Subsidiary employing the participant receives a tax deduction equal to the amount of ordinary income recognized by the participant. The participant’s basis in the shares is equal to the exercise price plus any recognized ordinary income.

     To the extent that the participant pays some or all of the exercise price of an ISO or Nonqualified Option by tendering shares already owned, the tax consequences will remain the same as discussed above except that a like number of shares received will have the same basis and holding period as the shares tendered and the remaining shares received shall have a basis equal to the cash tendered plus the ordinary income recognized, if any, on the exercise. If the tendered shares were received pursuant to the exercise of an ISO, such tender may be a Disqualifying Disposition if made prior to the end of the required holding periods.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RESTATEMENT OF THE ALLIANCE BANKSHARES STOCK OPTION PLAN.

OTHER BUSINESS

     As of the date of this Proxy Statement, management of Bankshares has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     In accordance with the holding company’s bylaws, the 2004 Annual Meeting is expected to be held on April 15. Shareholders intending to submit proposals to be presented at the holding company’s 2004 Annual Meeting or to be included in the holding company’s proxy materials for the 2004 Annual Meeting must submit such proposals to the Secretary of the holding company a reasonable time before the holding company begins to print and mail the proxy materials for the 2004 Annual Meeting. The holding company anticipates printing the proxy materials for the 2004 Annual Meeting on or about March 5, 2004.

By Order of the Board of Directors,

Paul M. Harbolick, Jr. Executive Vice President, CFO & Secretary

A copy of Bankshares’ Annual Report on Form 10-KSB (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2002, will be furnished without charge to shareholders upon written request directed to Bankshares’ Secretary as set forth on the first page of this Proxy Statement.

[X] Please mark your votes as in this example.

FORM OF REVOCABLE PROXY

ALLIANCE BANKSHARES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
May 28, 2003

This Proxy is solicited on behalf of the Board of Directors.

     The undersigned shareholder of Alliance Bankshares Corporation (Bankshares) hereby appoints Serina Moy and William M. Drohan, jointly and severally as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of Bankshares standing in the name of the undersigned as of April 24, 2003 at the Annual Meeting of Shareholders to be held Wednesday, May 28, 2003, at 2:00 p.m. at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia, or any adjournments thereof, on each of the following matters:

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all director nominees in Proposal One, FOR approval of Proposal Two and FOR approval of Proposal Three. If any other matter shall be brought before the meeting under Proposal Four, the shares represented by this proxy will be voted in the discretion of the proxy agents.

(Continued and to be signed on Reverse Side)

Annual Meeting of Shareholders
ALLIANCE BANKSHARES CORPORATION
May 28, 2003

Please Detach and Mail in the Envelope Provided

PROPOSAL ONE. To elect two Class A directors to serve until the 2006 Annual Meeting of Shareholders, or until their successors are elected and qualified, as instructed below.

Class A Nominees:

Harvey E. Johnson, Jr.
Robert G. Weyers

[ ]	FOR all nominees	[ ]	WITHHELD from all nominees	[ ]	FOR all nominees EXCEPT

(Instruction: To withhold authority to vote for any individual nominee, mark “For All Nominees Except” and write that nominee’s name on the line provided below.)

PROPOSAL TWO. To ratify the appointment of Yount, Hyde & Barbour, P.C., as Bankshares’ independent accountants for the fiscal year ending December 31, 2003.

_________FOR	_________AGAINST	_________ABSTAIN

PROPOSAL THREE. To approve the Restatement of the Alliance Bankshares Stock Option Plan.

_________FOR	_________AGAINST	_________ABSTAIN

PROPOSAL FOUR. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Signature ___________________________________ Dated: _____________________ , 2003

NOTE: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

[   ]  Please check this box if you plan to attend the meeting.

PLEASE ACT PROMPTLY
SIGN, DATE AND MAIL YOUR PROXY CARD TODAY